Exhibit (a)(1)(D)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

AMERICAN PACIFIC CORPORATION

a Delaware corporation

at

$46.50 NET PER SHARE

Pursuant to the Offer to Purchase dated January 24, 2014

by

FLAMINGO MERGER SUB CORP.

a wholly-owned subsidiary of

FLAMINGO PARENT CORP.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON FEBRUARY 24, 2014, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

January 24, 2014

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated January 24, 2014 (which we refer to as the “Offer to Purchase”), and the related Letter of Transmittal (which we refer to as the “Letter of Transmittal” and which, together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, we refer to as the “Offer”) in connection with the offer by Flamingo Merger Sub Corp., a Delaware corporation (which we refer to as “Purchaser”) and a wholly-owned subsidiary of Flamingo Parent Corp., a Delaware corporation (which we refer to as “Parent”), which is controlled by H.I.G. Bayside Debt & LBO Fund II, L.P. . (which we refer to as “Sponsor”), to purchase all outstanding shares of common stock, par value $0.10 per share (which we refer to as “Shares”), of American Pacific Corporation, a Delaware corporation (which we refer to as “AMPAC”), at a purchase price of $46.50 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The offer price for the Offer is $46.50 per Share, net to you in cash, without interest and less any applicable withholding taxes.

2. The Offer is being made for any and all outstanding Shares.

3. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of January 9, 2014 (together with any amendments or supplements thereto, which we refer to as the “Merger Agreement”), among Parent, Purchaser and AMPAC, pursuant to which, after the completion of the Offer and the satisfaction or waiver of the conditions set forth therein, Purchaser will be merged with and into AMPAC, and AMPAC will be the surviving corporation (which we refer to as the “Merger”).

4. The Offer and withdrawal rights will expire at midnight, New York City time, on February 24, 2014, unless the Offer is extended by Purchaser or earlier terminated.

5. The Offer is subject to certain conditions described in Section 15 of the Offer to Purchase.

6. Tendering stockholders who are record owners of their Shares and who tender directly to Continental Stock Transfer & Trust Company (which we refer to as the “Depositary”) will not be obligated to pay brokerage fees, commissions or similar expenses or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

7. AMPAC’s board of directors, among other things, has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of AMPAC and its stockholders; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; (iii) resolved that the Merger shall be governed by and effected pursuant to Section 251(h) of the General Corporation Law of the State of Delaware the (“DGCL”); (iv) recommended that AMPAC’s stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer; and (v) authorized and approved the execution, delivery and effectiveness of the Merger Agreement and the transactions contemplated thereby for purposes of Section 203 of the DGCL.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Date (as defined in the Offer to Purchase).

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

AMERICAN PACIFIC CORPORATION

a Delaware corporation

at

$46.50 NET PER SHARE

Pursuant to the Offer to Purchase dated January 24, 2014

by

FLAMINGO MERGER SUB CORP.

a wholly-owned subsidiary of

FLAMINGO PARENT CORP.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated January 24, 2014 (which we refer to as the “Offer to Purchase”), and the related Letter of Transmittal (which we refer to as the “Letter of Transmittal” and which, together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, we refer to as the “Offer”), in connection with the offer by Flamingo Merger Sub Corp., a Delaware corporation (which we refer to as “Purchaser”) and a wholly-owned subsidiary of Flamingo Parent Corp., a Delaware corporation (which we refer to as “Parent”), which is controlled by H.I.G. Bayside Debt & LBO Fund II, L.P. (which we refer to as “Sponsor”) to purchase all outstanding shares of common stock, par value $0.10 per share (which we refer to as “Shares”), of American Pacific Corporation, a Delaware corporation, at a purchase price of $46.50 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on my behalf will be determined by Purchaser.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY: SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Date (as defined in the Offer to Purchase).

Dated:
Signature(s)

Please Print Names(s)

Address:
(Include Zip Code)

Area code and Telephone no.

Taxpayer Identification or Social Security No.

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.